Exhibit 16
August 3, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Jabil Circuit, Inc. and, under the date of October 22, 2009, we reported on the consolidated financial statements of Jabil Circuit, Inc. and subsidiaries as of and for the years ended August 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of August 31, 2009. On July 28, 2010, we were notified that Jabil Circuit, Inc. engaged Ernst & Young LLP as its principal accountant for the year ending August 31, 2011 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Jabil Circuit, Inc.’s consolidated financial statements as of and for the year ended August 31, 2010, and the effectiveness of internal control over financial reporting as of August 31, 2010, and the issuance of our reports thereon. We have read Jabil Circuit, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 3, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Jabil Circuit, Inc.’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Jabil Circuit, Inc.’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Jabil Circuit, Inc.’s consolidated financial statements, or the effectiveness of internal control over financial reporting.
Very truly yours,
/s/ KPMG LLP